Exhibit (a)(1)(K)

[FORM OF REMINDER OF EXPIRATION OF OPTION EXCHANGE OFFER]

Reminder — Offer to Exchange Expiration Date is Approaching

This is to remind you that the offer made to eligible employees, consultants and directors to exchange certain outstanding stock options that commenced on November 17, 2009 is scheduled to expire at 9 p.m. U.S. Pacific Time on December 15, 2009.

We currently have no plans to extend the expiration date. If you wish to exchange any of your eligible stock options, you must complete and sign your Election Form and submit it to us so that we  receive it before 9 p.m. U.S. Pacific Time on December 15, 2009.

ALL ELECTIONS MUST BE SUBMITTED BEFORE 9 P.M. U.S. PACIFIC TIME, ON DECEMBER 15, 2009. THERE WILL BE NO EXCEPTIONS UNLESS WE DECIDE TO EXTEND THIS DEADLINE FOR ALL ELIGIBLE EMPLOYEES, CONSULTANTS AND DIRECTORS. IF YOU DO NOT SUBMIT A SIGNED ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL REMAIN OUTSTANDING, SUBJECT TO THEIR CURRENT EXERCISE PRICES AND TERMS.

If you have any questions, please telephone Joy E. Leo at +1 (408) 938-6477 or send an email to tenderoffer@pdf.com.

Thank you,

Joy E. Leo